                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [X] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     Crescent Real Estate Equities Company
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                          777 Main Street, Suite 2100
                            Fort Worth, Texas 76102
                          ---------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held June 9, 1997

     The Annual Meeting of Shareholders (the "Meeting") of Crescent Real Estate Equities Company, a Texas real estate investment trust (the "Company"), will be held at The St. Regis Hotel, Two East 55th St. at 5th Avenue, New York, New York, on June 9, 1997, at 10:00 a.m., Eastern Daylight Savings time, for the following purposes:

     1. To elect three trust managers of the Company to serve three (3) year terms, or until their respective successors are elected and qualified, and to elect one trust manager of the Company to serve a two (2) year term, or until his successor is elected and qualified.

     2. To consider and vote upon the proposal to approve the right of the Vice Chairman of the Board of Trust Managers and the President and Chief Executive Officer of the Company, upon the vesting and exercise of options previously granted to them to purchase of units of ownership interest in the Company's operating partnership, to exchange such units for common shares of beneficial interest of the Company, par value $.01 per share, on a one-for-two basis or, at the election of the Company, for cash equal to the then-current fair market value of the number of common shares for which such units are exchangeable.

     3. To approve the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997.

     4. To transact such other business as may properly come before the Meeting or any Adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part of this Notice.

     The Board of Trust Managers has fixed the close of business on April 15, 1997, as the record date for determining the shareholders entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

     SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                                             By Order of the Board of Trust Managers,

May   , 1997                                                 David M. Dean
Fort Worth, Texas                                            Secretary

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                          777 Main Street, Suite 2100
                            Fort Worth, Texas 76102
                          ---------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held On June 9, 1997

     This Proxy Statement is furnished to shareholders of Crescent Real Estate Equities Company, a Texas real estate investment trust (the "Company"), in connection with the solicitation of proxies for use at the 1997 Annual Meeting of Shareholders (the "Meeting") of the Company to be held on Monday, [June 9,] 1997, at 10:00 a.m., Eastern Daylight Savings time, for the purposes set forth in the Notice of Annual Meeting. This solicitation is made on behalf of the board of trust managers of the Company (the "Board of Trust Managers").

     On December 31, 1996, the Company, which operates as a real estate investment trust for federal income tax purposes (a "REIT"), became the successor to Crescent Real Estate Equities, Inc., a Maryland corporation (the "Predecessor Corporation"), through the merger of the Predecessor Corporation and CRE Limited Partner, Inc., a subsidiary of the Predecessor Corporation, into the Company. The merger was structured to preserve the existing business, purpose, tax status, management, capitalization and assets, liabilities and net worth (other than due to the costs of the transaction) of the Predecessor Corporation, and the economic interests and voting rights of the stockholders of the Predecessor Corporation (who became the shareholders of the Company as a result of the merger). The Board of Trust Managers and the executive officers of the Company are identical to, and have the same terms of office as, the Board of Directors and executive officers of the Predecessor Corporation. Unless the context otherwise requires, the term "Company" includes the Predecessor Corporation. The Company owns its assets and conducts its operations through Crescent Real Estate Equities Limited Partnership (the "Operating Partnership"), a Delaware limited partnership, and its other subsidiaries. The sole general partner of the Operating Partnership (the "General Partner") is Crescent Real Estate Equities, Ltd., a Delaware corporation which is a wholly owned subsidiary of the Company.

     On March 2, 1997, the Company declared a two-for-one stock split of its outstanding common shares of beneficial interest, par value $.01 per share ("Common Shares"), to be effected in the form of a 100% share dividend. The share dividend was paid on March 26, 1997 to shareholders of record on March 20, 1997. Historical information contained in this Proxy Statement has been adjusted, as applicable, to give effect to the two-for-one stock split.

                   RECORD DATE AND OUTSTANDING CAPITAL SHARES

     The record date for the determination of shareholders entitled to notice of and to vote at the Meeting is the close of business April 15, 1997 (the "Record Date"). At the close of business on the Record Date, the Company had 72,338,489 Common Shares issued and outstanding and entitled to vote at the Meeting.

                               PROCEDURAL MATTERS

     Any proxy, if received in time, properly signed and not revoked, will be voted at such Meeting in accordance with the directions of the shareholder. If no directions are specified, the proxy will be voted FOR each of the Proposals set forth in this Proxy Statement. If any other matter or business is brought before the Meeting or any adjournment thereof, the proxy holders may vote the proxy at their discretion. The Board of Trust Managers does not know of any such matter or business to be presented for consideration.

     A proxy may be revoked (i) by delivering a written statement to the Secretary of the Company stating that the proxy is revoked, (ii) by presenting at the Meeting a subsequent proxy executed by the person executing the prior proxy, or (iii) by attending the Meeting and voting in person.

                               QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding Common Shares as of the Record Date is necessary to constitute a quorum at the Meeting and for each Proposal. In deciding all questions, a holder of Common Shares is entitled to one vote, in person or by proxy, for each share held in his or her name on the Record Date.

                REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES

     The vote required to elect trust managers and approve each other matter presented at the Meeting is the affirmative vote of the holders of a majority of the Common Shares entitled to vote on the matter and present or represented by proxy at the Meeting. The shares represented by a broker non-vote or other limited proxy will not be considered present or entitled to be voted at the Meeting and therefore will not be considered a part of the voting power present with respect to such proposals. Thus, the effect of such non-votes with respect to the election of trust managers or any other proposal will be to reduce the number of affirmative votes required to approve the proposal and the number of negative votes required to block such approval. Abstentions with respect to the election of trust managers or any other proposal will effectively count as a vote against such proposal.

                          COSTS OF PROXY SOLICITATION

     The cost of preparing, assembling and mailing the proxy material will be borne by the Company. In an effort to have as large of a representation at the Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, telegraph, or mail by one or more Company employees. The Company will also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals, the beneficial owners of the Company's shares.

                                 PROPOSAL NO. 1

                           ELECTION OF TRUST MANAGERS

BOARD OF TRUST MANAGERS

     The trust managers of the Company are divided into three classes, with approximately one-third of the trust managers elected by the shareholders annually. The trust managers whose terms will expire at the Meeting are Anthony
M. Frank, William F. Quinn, Richard E. Rainwater and Melvin Zuckerman. Messrs. Frank, Quinn and Rainwater have been nominated for election at the Meeting as trust managers to hold office until the Annual Meeting of Shareholders in 2000, or until their successors are elected and qualify, and Mr. Zuckerman has been nominated for election at the Meeting as a trust manager to hold office until the Annual Meeting of Shareholders in 1999, or until his successor is elected and qualifies. Mr. Zuckerman has been nominated for a two-year term, rather than a three-year term, because of requirements of the Company's Restated Declaration of Trust and Amended and Restated Bylaws, which provide that the Board of Trust Managers be divided into three classes that are as nearly equal in number as possible.

     The nominees who receive a majority of the votes cast by shareholders present or represented by proxy at the Meeting, and entitled to vote on the election of trust managers, will be elected as trust managers of the Company.

     The Board of Trust Managers of the Company recommends a vote FOR Anthony M. Frank, William F. Quinn and Richard E. Rainwater as trust managers to hold office until the Annual Meeting of Shareholders in 2000, or until their successors are elected and qualify, and FOR Melvin Zuckerman to hold office until the Annual Meeting of Shareholders in 1999, or until his successor is elected and qualifies. Should any one or more of these nominees become unable to serve for any reason, the Board of Trust Managers may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of trust managers on the Board of Trust Managers.

     Set forth below is information with respect to the eight trust managers, including the current nominees, all of whom joined the Company as directors in 1994 (except Melvin Zuckerman who became a trust manager in 1996) and the executive officers.

                         TERM
         NAME           EXPIRES   AGE                     POSITION
         ----           -------   ---                     --------
Richard E.               1997     52    Chairman of the Board of Trust Managers of
  Rainwater...........                  the Company
John C. Goff..........   1999     41    Vice Chairman of the Board of Trust Managers
                                        of the Company
Gerald W. Haddock.....   1998     49    President and Chief Executive Officer of the
                                          Company and the General Partner, and Trust
                                          Manager of the Company
Anthony M. Frank......   1997     65    Trust Manager of the Company
Morton H. Meyerson....   1998     58    Trust Manager of the Company
William F. Quinn......   1997     49    Trust Manager of the Company
Paul E. Rowsey, III...   1999     42    Trust Manager of the Company
Melvin Zuckerman......   1997     68    Trust Manager of the Company
Dallas E. Lucas.......    N/A     35    Senior Vice President, Chief Financial and
                                          Accounting Officer of the Company and the
                                          General Partner
David M. Dean.........    N/A     36    Senior Vice President, Law, and Secretary of
                                        the Company and the General Partner
James M. Eidson,          N/A     42    Senior Vice President, Acquisitions, of the
  Jr..................                  General Partner
William D. Miller.....    N/A     38    Senior Vice President, Administration, of
                                        the General Partner
Bruce A. Picker.......    N/A     32    Vice President of the General Partner and
                                          Treasurer of the Company and the General
                                          Partner
Joseph D. Ambrose,        N/A     46    Vice President, Administration, of the
  III.................                  General Partner
Jerry R. Crenshaw,        N/A     33    Vice President and Controller of the General
  Jr. ................                    Partner
Barry L. Gruebbel.....    N/A     42    Vice President, Property Management, of the
                                          General Partner
Howard W. Lovett......    N/A     40    Vice President, Corporate Leasing, of the
                                        General Partner
John M. Walker, Jr....    N/A     46    Vice President, Acquisitions, of the General
                                          Partner
John L. Zogg, Jr......    N/A     33    Vice President, Leasing and Marketing, of
                                        the General Partner

TRUST MANAGERS AND EXECUTIVE OFFICERS

     The Board of Trust Managers consists of eight members, divided into three classes serving staggered three-year terms.

     The following is a summary of the experience of the current and proposed trust managers and the current executive officers of the Company.

     Richard E. Rainwater has been an independent investor since 1986. From 1970 to 1986, he served as the chief investment advisor to the Bass family, whose overall wealth increased dramatically during his tenure. During that time he was principally responsible for numerous major corporate and real estate acquisitions and dispositions. Immediately after beginning his independent investment activities, he founded ENSCO International Incorporated, in 1986. Additionally, in 1990 he co-founded Columbia Hospital Corporation and in 1989 participated in a management-led buyout of HCA-Hospital Corporation of America; both of these companies owned and operated "for profit" hospitals. In 1992, Mr. Rainwater was one of the founders of Mid Ocean Limited, a provider of casualty re-insurance. In February 1994, he assisted in the merger of Columbia Hospital Corporation and HCA-Hospital Corporation that created Columbia/HCA Healthcare Corporation, the world's largest hospital company. Mr. Rainwater serves as a director of Mesa, Inc., one of the largest oil and gas companies in the United States. In 1996, Mr. Rainwater led a recapitalization of Mesa, Inc., and a partnership wholly owned by Mr. Rainwater became the controlling shareholder in July 1996. Mr. Rainwater is a graduate of the University of Texas at Austin and the Graduate School of Business at Stanford University. Mr. Rainwater has served as the Chairman of the Board of Trust Managers since the Company's inception in 1994.

     John C. Goff, prior to joining the company, served as a senior investment advisor to, and investor with, Mr. Rainwater, as well as a vice president of Rainwater, Inc., a management operating company wholly owned by Mr. Rainwater. In those capacities, he has been involved in, and principally responsible for, numerous acquisitions and financings involving corporate, debt and real estate interests. Mr. Goff currently is a member of the board of directors of The Staubach Company. Prior to joining Rainwater, Inc. in 1987, Mr. Goff was employed by the accounting firm of KPMG Peat Marwick LLP from 1981 to 1987. Before joining KPMG Peat Marwick LLP, Mr. Goff was employed by Century Development Corporation, a major Houston-based office developer and property management company. Mr. Goff is a graduate of the University of Texas at Austin and is a Certified Public Accountant. From the Company's inception in 1994 through December 19, 1996, Mr. Goff served as Chief Executive Officer. Since December 19, 1996, Mr. Goff has served as Vice Chairman of the Board of Trust Managers.

     Gerald W. Haddock, prior to joining the Company, was vice president of Rainwater, Inc. from 1990 to 1994 and was the lead transactional attorney for Mr. Rainwater from 1986 to 1994. During this period, he was in the private practice of law, pursuant to which, among other things, he served as primary outside legal counsel to, and investor with, Mr. Rainwater and primary outside legal counsel to Rainwater, Inc. Mr. Haddock currently is a member of the board of directors of AmeriCredit Corporation, a company engaged in the financing of automobile dealer paper, and ENSCO International Incorporated, an oil field service and offshore drilling company, of which he was one of the three founding directors. In addition, Mr. Haddock serves as general counsel for the Texas Rangers baseball club. Mr. Haddock earned both Bachelor of Business Administration (B.B.A.) and Juris Doctor (J.D.) degrees from Baylor University. He also holds a Master of Laws (L.L.M.) degree in taxation from New York University and has served as the Chairman of the Tax Section of the State Bar of Texas. From the Company's inception in 1994 through December 19, 1996, Mr. Haddock served as President and Chief Operating Officer. Since December 19, 1996, Mr. Haddock has served as President and Chief Executive Officer.

     Anthony M. Frank served as Postmaster General of the United States from 1988 to 1992. Prior to that time, Mr. Frank served as chairman and chief executive officer of First Nationwide Bank, chairman of the Federal Home Loan Bank of San Francisco, chairman of the California Housing Finance Agency, and as the chairman of the Federal Home Loan Mortgage Corporation Advisory Board. Since 1992, he has served as the founding chairman of Independent Bancorp of Arizona until October, 1993 and currently serves as a consultant and director of TransAmerica HomeFirst, a mortgage company specializing in loans to the elderly. Mr. Frank currently serves as a director of Acrogen, Inc., a biotechnology company; Irvine Apartment Communities, a large California based apartment REIT; and Charles Schwab & Co., one of the nations largest discount brokerages. He is also a director of Temple Inland, Inc., a manufacturer of paper and timber products; Bedford Property Investors, Inc., an office and commercial property REIT investing primarily on the West Coast; General American Investors Company, Inc., a closed-end investment company; Financial Security Assurance, a company providing credit enhancement for municipal bond issuers; Cotelligent, Inc., a provider of temporary office support services; and Living Centers of America, Inc., an operator of nursing homes. Mr. Frank received a Bachelor of Arts (B.A.) degree from Dartmouth College and a Master of Business Administration (M.B.A.) degree from the Amos Tuck School of Business at Dartmouth, where he currently serves as overseer.

     Morton H. Meyerson has served as chairman of Perot Systems Corporation, a major supplier of computer and consulting services, since 1992. Previously, he worked at Electronic Data Systems, Inc., also a supplier of computer services, in a number of capacities, including as president from 1979 to 1986 and vice chairman during 1986, and at the investment bank duPont Glore, Forgan, Inc., as president and then Chairman from 1971 to 1974. Mr. Meyerson is Vice Chairman of National Park Foundation, is a member of the board of directors of the Dallas Symphony Association and serves on the Harvard Medical School Board of Fellows. He is also a director of ENSCO International Incorporated, an oil field service and offshore drilling company; Safelite Glass Corporation, the largest installer of automobile and truck glass in the United States; Stream International, Inc., a manufacturer and reseller of computer software and services; and AudioNet, Inc., a broadcast network on the Internet. He holds a Bachelor of Arts (B.A.) degree in economics and philosophy from the University of Texas.

     William F. Quinn currently serves as president of AMR Investment Services, Inc., the investment services affiliate of American Airlines, with responsibility for the management of pension and short-term fixed income assets. In addition, Mr. Quinn is Chairman of the Board of American Airlines Employees Federal Credit Union and is president and a trustee of the American Advantage Mutual Funds and serves on the advisory board for ARCO's pension plans. Prior to being named to his current position in 1986, Mr. Quinn held several management positions with American Airlines and its subsidiaries. Before joining American Airlines in 1974, Mr. Quinn was employed with the accounting firm of Arthur Young & Company. He holds a Bachelor of Science (B.S.) degree in accounting from Fordham University and is a Certified Public Accountant.

     Paul E. Rowsey, III is president of the commercial real estate group of Rosewood Property Company, a commercial real estate development and investment company, a position he has held for the past seven years, and a member of the board of directors of Rosewood Property Company. Mr. Rowsey began his career in 1980 as an attorney specializing in commercial real estate. Mr. Rowsey holds a Bachelor of Arts (B.A.) degree from Duke University and a Juris Doctor (J.D.) degree from Southern Methodist University School of Law.

     Melvin Zuckerman is the founder and developer of the Canyon Ranch health and fitness resorts. Mr. Zuckerman opened the original Canyon Ranch in Tucson, Arizona in 1979 and opened a second Canyon Ranch in the Berkshire mountains in Lenox, Massachusetts in 1989. The Company acquired Canyon Ranch-Tucson in July 1996 and Canyon Ranch-Lenox in December 1996. Mr. Zuckerman also serves as a director and holds the lifetime title of President Emeritus of the Wellness Council of Tucson (WELCOT), an organization fostering wellness in the workplace and founded by Mr. Zuckerman in 1984. Prior to the opening of Canyon Ranch-Tucson, Mr. Zuckerman was a builder and real estate developer in the Tucson area for 20 years. Prior to 1958, Mr. Zuckerman worked as a Certified Public Accountant. Mr. Zuckerman holds a Bachelor of Science (B.S.) degree from New York University.

     Dallas E. Lucas, prior to joining the Company, was a financial consulting and audit manager in the real estate services group of Arthur Andersen LLP in Dallas. Mr. Lucas was employed by Arthur Andersen LLP for nine years, until December 1993. Mr. Lucas holds a Bachelor of Business Administration (B.B.A.) degree in accounting from the University of Oklahoma and is a Certified Public Accountant. Mr. Lucas has served as the Senior Vice President, Chief Financial and Accounting Officer since the Company's inception in 1994.

     David M. Dean, prior to joining the Company, was an attorney for Burlington Northern Railroad Company from 1992 to 1994, and served as Assistant General Counsel in 1994. At Burlington Northern, he was responsible for the majority of that company's transactional and general corporate legal work. Mr. Dean was previously engaged in the private practice of law from 1986 to 1990 with Kelly, Hart & Hallman and from 1990 to 1992 with Jackson & Walker, L.L.P. where he worked primarily with Mr. Haddock on acquisition, financing and venture capital transactions for Mr. Rainwater and related investor groups. Mr. Dean graduated with honors from Texas A & M University with Bachelor of Arts (B.A.) degrees in English and Philosophy in 1983. He also holds a Juris Doctor (J.D.) degree and a Master of Laws (L.L.M.) degree in taxation from Southern Methodist University, School of Law. Mr. Dean has served as the Senior Vice President, Law and Secretary since August 1994.

     James M. Eidson, Jr. has seventeen years of experience in the commercial real estate business. Prior to joining the Company, he owned an investment company, specializing in investment grade commercial properties from 1992 to 1994. From 1989 to 1992, he was associated with CB Commercial Real Estate Group, Inc., where he was a Senior Investment Specialist in their investment grade commercial property group, and from 1982 to 1989 he owned a real estate company through which he provided brokerage and investment services for individuals and large corporate investors and made investments in commercial properties for his own account. He gained his early experience in real estate acquisitions, dispositions, leasing, marketing and consulting while a broker and investment specialist for three years with Hank Dickerson & Company. Mr. Eidson is a former professional football player who played with the Dallas Cowboys from 1976 through 1978. Mr. Eidson holds a Master of Business Administration (M.B.A.) degree from Southern Methodist University and a Bachelor of Science (B.S.) degree from Mississippi State University. Mr. Eidson has served as the Senior Vice President, Acquisitions since May 1995.

     William D. Miller, prior to joining the Company, served as Vice President, Legal Affairs, of the Texas Rangers major league baseball club beginning in March 1994. While with the Rangers, Mr. Miller managed all legal matters concerning the senior management of the baseball club and the partnerships that own or are affiliated with the owners of the club. Mr. Miller was also a member of the senior management of the Rangers and certain partnerships affiliated with the Rangers. In addition, Mr. Miller functioned as the primary lawyer responsible for the Rangers' interest in the development of The Ballpark project in Arlington. Prior to joining the Rangers, Mr. Miller practiced law at Jackson & Walker, L.L.P. from September 1986, was the lead real estate lawyer for Mr. Rainwater, Rainwater, Inc. and Mr. Haddock, and was instrumental in the formation transactions of the Company. Mr. Miller received his Juris Doctor (J.D.) degree with honors from the University of Texas, School of Law, and his Bachelor of Science (B.S.) degree with first honors in Commerce and Engineering Sciences from Drexel University. Mr. Miller joined the Company as Senior Vice President, Administration in May 1997.

     Bruce A. Picker, prior to joining the Company, worked for Rainwater, Inc. from 1990 to 1994 as the partnership controller of its first major real estate acquisition. Previously, Mr. Picker was a financial analyst with Yarnell Ice Cream Company, a manufacturer and distributor of premium frozen deserts, from 1989 to 1990. Mr. Picker also was a senior accountant for the accounting firm of Arthur Andersen LLP in their audit department from 1986 to 1989. Mr. Picker holds a Bachelor of Business Administration (B.B.A.) degree in accounting from Harding University and is a Certified Public Accountant. Mr. Picker has served as the Treasurer of the Company and the General Partner since their inception in 1994 and has been a Vice President of the General Partner since June 1996.

     Joseph D. Ambrose III, prior to joining the Company, served as Vice President of CRC Environmental Risk Management, Inc., an environmental and risk management consulting firm, from 1993 to 1994. He was responsible for major client interface, development of new risk management initiatives and human resources. For two and one-half years prior to joining CRC, Mr. Ambrose was a Vice President of American Real Estate Group ("AREG"), a liquidating real estate company, where he managed the environmental, insurance and other risks associated with the disposition of a nationwide real estate portfolio. Prior to joining AREG, he was President of Ambrose Properties, Inc., which acquired and developed oil and gas and real estate properties. Mr. Ambrose graduated from Texas Christian University with a Bachelor of Business Administration (B.B.A.) degree in management and received his Juris Doctor (J.D.) and Master of Business Administration (M.B.A.) degrees from Southern Methodist University. Mr. Ambrose has served as the Vice President, Administration since joining the Company in 1996.

     Jerry R. Crenshaw, Jr. was the controller of Carrington Laboratories, Inc., a pharmaceutical and medical device company, from 1991 until February 1994. From 1986 until 1991, Mr. Crenshaw was an experienced audit senior in the real estate services group of Arthur Andersen LLP. Mr. Crenshaw holds a Bachelor of Business Administration (B.B.A.) degree in accounting from Baylor University and is a Certified Public Accountant. Mr. Crenshaw has served as Controller since the Company's inception in 1994 and has been a Vice President since March 1997.

     Barry L. Gruebbel, prior to joining the Company, was involved with the property and asset management of over 10 million square feet of Class A office, retail, industrial and multi-family real estate in Texas and New Mexico with Hines Industrial from 1982 to 1986, with Southland Investment Properties from 1986 to 1990 and most recently with Rosewood Property Company at The Crescent. Mr. Gruebbel is a Certified Property Manager currently active in the real estate organizations of the Institute of Real Estate Management and Building Owners and Managers. Mr. Gruebbel received a Bachelor of Business Administration (B.B.A.) in Real Estate from the University of Texas at Arlington in 1977. Mr. Gruebbel has been with the Company since its inception and became Vice President, Property Management in February 1997.

     Howard W. Lovett, prior to joining the Company, was president of The Gaineswood Company, a private investment company specializing in real estate and venture capital investments, from January 1989 to August 1995. Previously, Mr. Lovett was vice president of Morgan & Company, a Houston based real estate development company, where he was responsible for income property acquisitions and management and the acquisition and development of Wildcat Ranch, an exclusive residential development outside Aspen, Colorado. Mr. Lovett graduated from Carleton College with a Bachelor of Arts (B.A.) degree in English in 1980. He also holds a Master of Business Administration (M.B.A.) from Harvard University. Mr. Lovett has served as Vice President, Corporate Leasing since June 1996.

     John M. Walker, Jr., prior to joining the Company in 1995, practiced law privately from 1976 to 1992. During 1993, he served as the Executive Vice President and Chief Operating Officer of a corporate subsidiary of NHP, Inc., a real estate asset and property management company, and was involved in several personal business projects during 1994 and 1995. Mr. Walker currently serves as a director of Walden Special Corp. and Chimney Trace Special Corp., special purpose affiliates of Walden Residential Properties, Inc. Mr. Walker earned a Bachelor of Arts (B.A.) degree from Vanderbilt University. He also holds Juris Doctor (J.D.) and Masters of Business Administration (M.B.A.) degrees from Southern Methodist University. Mr. Walker has served as Vice President, Acquisitions since June 1996.

     John L. Zogg, Jr., served as vice president of the commercial real estate group of Rosewood Property Company, responsible for marketing and leasing office space in the Dallas and Denver areas from January 1989 to May 1994. For three years prior to joining Rosewood Property Company, Mr. Zogg worked as marketing manager of Gerald D. Hines Interests, responsible for office leasing in the Dallas metropolitan area. He graduated from the University of Texas at Austin with a Bachelor of Arts (B.A.) degree in Economics and holds a Masters in Business Administration (M.B.A.) degree from the University of Dallas. Mr. Zogg has served as Vice President, Leasing and Marketing since May 1994.

TRUST MANAGERS COMPENSATION

     Each trust manager who is not also an officer of the Company receives an annual fee of $20,000 (payable in cash or, at the election of the trust manager, in Common Shares with the equivalent fair market value), a meeting fee of $1,000 for each Board of Trust Managers (but not committee) meeting attended (in person or by telephone) and reimbursement of expenses incurred in attending meetings. Trust Managers who are also officers receive no separate compensation for their service as trust managers.

COMMITTEES OF THE BOARD OF TRUST MANAGERS

     Audit Committee. The Audit Committee consists of Anthony M. Frank, Chairman, and William F. Quinn. The Audit Committee, which held two meetings in 1996, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

     Executive Compensation Committee. The Executive Compensation Committee consists of Morton H. Meyerson, Chairman, and Paul E. Rowsey, III. The Executive Compensation Committee, which held one meeting in 1996, determines compensation for the Company's executive officers and administers the Company's First Amended and Restated 1995 Stock Incentive Plan (the "Amended 1995 Plan"). The Executive Compensation Committee also nominates persons to serve as members of the Company's Board of Trust Managers. The Executive Compensation Committee will consider nominees recommended by management, shareholders and others, and such recommendations may be delivered in writing to the attention of the Executive Compensation Committee in care of the Company Secretary at the Company's principal executive offices.

     During the last fiscal year, the Board of Trust Managers held four meetings and no trust manager attended fewer than 75% of the aggregate of all meetings of the Board of Trust Managers and the committees, if any, upon which such trust manager served and which were held during the period of time that such person served on the Board of Trust Managers or such committee.

                                 PROPOSAL NO. 2

  AUTHORIZATION OF ISSUANCE OF COMMON SHARES IN EXCHANGE FOR PARTNERSHIP UNITS

     In July 1996, the Executive Compensation Committee of the Board of Trust Managers of the Company, and the Board of Trust Managers, ratified and approved the adoption of the 1996 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan (the "Unit Plan") by the General Partner. The Unit Plan was established, and permits the General Partner, to reward employees for valuable service and encourage the continuation of such service by providing equity compensation to certain employees in the form of options to acquire units of ownership interest in the Operating Partnership (the "Units"). The Company also approved the adoption of the Unit Plan because, as the sole stockholder of the General Partner, the Company benefits directly from the services of employees of the General Partner. In the future, the Company intends to provide equity compensation to employees directly through the Company rather than through the Operating Partnership.

     Each holder of Units in the Operating Partnership has the right, unless otherwise limited by the Operating Partnership's limited partnership agreement, to require the Company to exchange all or any portion of the Units owned by such limited partner (the "Exchange Right") for consideration consisting of (i) an amount of cash equal to the then-current fair market value of two Common Shares multiplied by the number of Units to be exchanged, (ii) two Common Shares for each Unit to be exchanged, or (iii) any combination of (i) and (ii) above, with the decision as to the type of consideration to be given to the exchanging limited partner to be made by the Company, in its sole and absolute discretion. Under the Unit Plan, Units acquired pursuant to the exercise of options granted under the Unit Plan will entitle the holder of those Units to exercise the Exchange Right, unless the Unit Plan specifically denies the exercise of the Exchange Right or makes the exercise subject to other conditions.

     In recognition of the quality and level of services performed for the General Partner and, thereby for the Company, and after reviewing the methods, types and amounts of compensation granted to executive officers and directors of companies with an operational structure like that of the Company, the General Partner approved in July 1996, and the Executive Compensation Committee and the Board of Trust Managers of the Company ratified and approved, the grant under the Unit Plan to each of John C. Goff, Vice Chairman of the Board of Trust Managers of the Company, and Gerald W. Haddock, President and Chief Executive Officer of the Company, of options (the "Plan Options") to acquire 1,000,000 partnership units (the "Plan Units") at a purchase price per Plan Unit of $35.625, the fair market value of the shares (computed as the last sale price reported on the New York Stock Exchange) on the date of the grant. As of April 28, 1997, there were 6,633,536 Units (exchangeable into 13,267,072 Common Shares) and 96,488,489 Common Shares outstanding (excluding the Common Shares issuable upon the vesting of the Plan Options and any subsequent exercise thereof).

     The rules of the New York Stock Exchange require shareholder approval of the issuance by an issuer of a substantial number of shares to control persons such as Messrs. Goff and Haddock, regardless of the fairness or reasonableness of the terms of issuance. The rules of the New York Stock Exchange are designed to provide noncontrolling shareholders with the opportunity to approve only those arrangements relating to the issuance of Common Shares that they determine are in the best interests of the Company. The Unit Plan provides that the Exchange Right relating to the Plan Units does not become exercisable unless approved by the shareholders of the Company. Other Units issued or issuable by the Operating Partnership receive this Exchange Right without such shareholder approval. The Company is seeking shareholder approval of the Exchange Right with respect to the Plan Units. The Exchange Right will permit the Company, in accordance with the limited partnership agreement of the Operating Partnership, to issue Common Shares or, at its election, cash upon any exercise of the Exchange Right relating to the Plan Units at such time, if any, as the Plan Options are exercised, the Plan Units are issued, and the Exchange Right is sought to be exercised.

     The Unit Plan provides that the Plan Options vest in equal increments over seven years, with the vesting of 250,000 of the Plan Options granted to each of Messrs. Goff and Haddock accelerated at such time, if any, as the market price of the Company's Common Shares averages $25.00 for a 10-day period. At the time of the issuance of the Plan Options, the market price of the Company's Common Shares was $17.5625. From issuance of the Plan Options until April 22, 1997, the stock price has increased by more than 45.9%. On January 8, 1997, the condition for accelerated vesting was satisfied when the trailing 10-day average share price reached $25.00, and 250,000 of the Plan Options granted to each of Messrs. Goff and Haddock vested at that time. The remaining Plan Options vest ratably over a seven-year period ending in 2003. If the Plan Options are exercised and the Exchange Rights are approved, the 1,000,000 Units which may be purchased by each of Messrs. Goff and Haddock will be exchangeable for 2,000,000 Common Shares, or approximately 2.1% of the Common Shares outstanding on April 28, 1997. If Messrs. Haddock and Goff each exercised all of the Plan Options and exchanged them for Common Shares, Messrs. Haddock and Goff would beneficially own, respectively, 2.6% and 3.0% of the outstanding Common Shares of the Company and 2.8% and 3.3%, respectively of the common equity of the Company (including Common Shares and Units).

     If the shareholders do not approve the Exchange Right for the Plan Units, the current ownership and economic interests of Messrs. Goff and Haddock in the Company and the Operating Partnership will be unaffected.

     The Board of Trust Managers believes that the grant of the Plan Options was in the best interest of the Company because the Company, as the sole stockholder of the General Partner, has been directly benefited by the services rendered to the General Partner by Messrs. Goff and Haddock. The grant of the Plan Options will, in the opinion of the Board of Trust Managers, provide long-term incentives for Messrs. Goff and Haddock to remain with the Operating Partnership and to continue to devote their time and attention to the operations and success thereof, thereby producing continuity and efficiency as to the operations of the Operating Partnership on an ongoing basis. In addition, the Board of Trust Managers believes that the availability of the Exchange Right with regard to the Plan Units will further increase the alignment of the interest of Messrs. Goff and Haddock in the success of the Company with those of the shareholders of the Company. In order to comply with the rules of the New York Stock Exchange and to increase the alignment of the interest of Messrs. Goff and Haddock with those of the other shareholders, the Company is recommending to the shareholders the approval of the Exchange Right.

     For these reasons, the Board of Trust Managers recommends that the shareholders vote FOR the proposal to approve the Exchange Right with respect to the Plan Units.

                                 PROPOSAL NO. 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Arthur Andersen LLP served as the Company's independent auditors for the fiscal year ended December 31, 1996 and has been appointed by the Board of Trust Managers to continue as the Company's independent auditors for the fiscal year ending December 31, 1997. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of the votes cast on the matter, then the appointment of independent auditors will be reconsidered by the Board of Trust Managers.

     A representative of Arthur Andersen LLP is expected to be present at the Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

     The Board of Trust Managers recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1997.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of Common Shares and Units for (i) each shareholder of the Company who beneficially owns more than 5% of the Common Shares and Units; (ii) each trust manager and named executive officer of the Company or General Partner; and (iii) the trust managers and executive officers of the Company or General Partner as a group. Unless otherwise indicated in the footnotes, all Common Shares and all Units are owned directly by the listed beneficial owner.

                              BENEFICIAL OWNERSHIP

                                                                                                            PERCENT OF
                           NUMBER                  PERCENT                          PERCENT    NUMBER OF      SHARES
  NAME AND ADDRESS OF        OF                      OF       NUMBER OF                OF      SHARES AND      AND
  BENEFICIAL OWNER(1)     SHARES(2)               SHARES(3)    UNITS(2)             UNITS(3)    UNITS(2)     UNITS(3)
  -------------------     ---------               ---------   ----------            --------   ----------   ----------
Richard E. Rainwater....  7,065,912(4)(5)            7.2%      6,822,962(5)           51.4%    13,888,874      12.5%
John C. Goff............  1,005,934(4)(6)            1.0%      1,270,114(7)            9.2%     2,276,048       2.0%
Gerald W. Haddock.......    652,984(4)(6)            0.7%      1,040,638(8)            7.6%     1,693,622       1.5%
Dallas E. Lucas.........     68,200(4)(6)(9)           *              --                 *         68,200         *
David M. Dean...........     46,878(4)(6)(9)           *              --                 *         46,878         *
James M. Eidson, Jr.....     32,720(4)(6)              *              --                           32,720         *
Anthony M. Frank........     19,800(4)                 *              --                 *         19,800         *
Morton H. Meyerson......    103,597(10)                *          54,858(10)             *        158,455         *
William F. Quinn........     22,597(4)                 *              --                 *         22,597         *
Paul E. Rowsey, III.....     33,997(4)                 *              --                 *         33,977         *
Melvin Zuckerman........          0                    *       1,484,566              11.2%     1,484,566       1.4%
FMR Corp................  7,190,800(11)              7.5%             --                 *      7,190,800       6.6%
  82 Devonshire Street
  Boston, Massachusetts
    02109
The Prudential
  Insurance.............  5,161,696(12)              5.3%             --                 *      5,161,696       4.7%
  Company of America
  Prudential Plaza
  Newark, New Jersey
    07102-3777
Cohen & Steers
  Capital...............  5,321,200(13)              5.5%             --                 *      5,321,200       4.8%
  Management, Inc.
  757 Third Avenue
  New York, New York
    10017
Trust Managers and
  Executive Officers as
  a Group (19
  persons)(14)..........  9,162,151(4)(5)(6)         9.2%     10,675,722(5)(7)        74.8%    19,887,873      17.4%

---------------

  *  Less than 1%

 (1) Unless otherwise indicated, the address of each beneficial owner is 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

 (2) All information is as of April 28, 1997 unless otherwise indicated. All information as to number of Units reflects the number of Common Shares issuable (on a one-for-two basis) upon the exchange of Units, assuming the availability of Exchange Rights for all Units. As of such date, 96,488,489 shares of Common Stock ("Shares") and 13,267,072 Units were outstanding. For purposes of this table, a person is deemed to have "beneficial ownership" of the number of Shares that such person has the right to acquire within 60 days of April 28, 1997 upon exercise of options to purchase Common Shares ("Options") granted pursuant to the Company's 1994 Stock Incentive Plan and the Amended 1995 Plan or, for Units, upon the exchange of Units for Common Shares on a one-for-two basis (assuming the Company elects to issue Shares rather than pay cash upon such exchange). The total number of Units outstanding represents approximately 12.1% of the total partnership interests in the Operating Partnership.

 (3) For purposes of computing the percentage of outstanding Shares held by each person, all Common Shares that such person has the right to acquire within 60 days pursuant to the exercise of Options or upon the exchange of Units (assuming the availability of Exchange Rights for all Units) for Common Shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. For purposes of computing the percentage of outstanding Units and the percentage of outstanding Shares and Units held by each person, all Units that such person has the right to acquire within 60 days upon the exchange of Units (assuming the availability of Exchange Rights for all Units) for Common Shares on a one-for-two basis are deemed to be outstanding.

 (4) The number of Shares beneficially owned by the following persons includes the number of Shares indicated due to the vesting of Options: Richard E. Rainwater -- 1,165,624; John C. Goff -- 891,904; Gerald W.
     Haddock -- 652,472; Dallas E. Lucas -- 50,200; David M. Dean -- 40,400;
     James M. Eidson, Jr. -- 12,000; Anthony M. Frank -- 2,800; William F. Quinn -17,800; Paul E. Rowsey, III -- 32,800; and Trust Managers and Executive Officers as a Group -- 2,951,600.

 (5) The number of Shares and Units beneficially owned by Richard E. Rainwater includes 1,200,000 Shares and 126,588 Units owned by trusts established for the benefit of Mr. Rainwater's children, and 460,000 Shares and 1,780 Units owned by Darla Moore, who is Mr. Rainwater's spouse. Mr. Rainwater disclaims beneficial ownership as to all such 1,660,000 Shares and 128,368 Units. In addition, the number of Shares and Units beneficially owned by Mr. Rainwater includes 2,206,374 Shares and 6,335,126 Units owned indirectly by Mr. Rainwater, including (i) 12,346 Shares and 49,506 Units owned by Rainwater, Inc., a Texas corporation, of which Mr. Rainwater is the sole director and owner, (ii) 10,070 Units owned by Tower Holdings, Inc., a Texas corporation, of which Mr. Rainwater is the sole director and owner, (iii) 33,296 Units owned by 777 Main Street Corporation, a Texas corporation, of which Mr. Rainwater is the sole director and owner, (iv) 2,425,836 Units owned by Rainwater Investor Partners, Ltd., a Texas limited partnership, of which Rainwater Inc. is the sole general partner, (v) 555,424 Units owned by Rainwater RainAm Investors, L.P., a Texas limited partnership, of which Rainwater, Inc. is the sole general partner, (vi) 3,260,994 Units owned by Office Towers LLC, a Nevada limited liability company, of which Mr. Rainwater and Rainwater, Inc. own an aggregate 100% interest, and (vii) 2,194,028 Shares owned by the Richard E. Rainwater 1995 Charitable Remainder Unitrust No. 1, of which Mr. Rainwater is the sole trustee.

 (6) The number of Shares beneficially owned by the following persons includes the number of Common Shares indirectly owned through participation in the Company's 401(k) Plan as of December 31, 1996 as follows: John C.
     Goff -- 500; Gerald W. Haddock -- 512; Dallas E. Lucas -- 402; David M. Dean -- 766; James M. Eidson, Jr. -- 272 and Trust Managers and Executive Officers as a Group -- 5,822 .

 (7) The number of Units beneficially owned by John C. Goff includes 152,560 Units owned by Goff Family, L.P., a Delaware limited partnership, of which Mr. Goff is a general partner, and includes 500,000 Units due to the vesting of Plan Options (see Proposal No. 2).

 (8) The number of Units beneficially owned by Gerald W. Haddock includes 101,706 Units owned by Haddock Family, L.P., a Delaware limited partnership, of which Mr. Haddock is a general partner, and includes 500,000 Units due to the vesting of Plan Options (see Proposal No. 2).

 (9) The number of Shares beneficially owned by Dallas E. Lucas and David M. Dean includes 13,278 and 5,314 Restricted Shares, respectively, that will vest in equal amounts during the next four years. Each of Mr. Lucas and Mr. Dean has sole voting power with respect to all such Restricted Shares owned by him.

(10) The number of Shares beneficially owned by Morton H. Meyerson includes 80,000 Shares owned by trusts established for the benefit of Mr. Meyerson's children. Mr. Meyerson disclaims beneficial ownership as to all of such 80,000 Shares. The number of Units beneficially owned by Morton H. Meyerson includes 16,880 Units owned by trusts established for the benefit of Mr. Meyerson's children. Mr. Meyerson disclaims beneficial ownership as to all of such Units.

(11) As reported in the Schedule 13G dated February 14, 1997, filed by FMR Corp., Fidelity Management & Research Company ("Fidelity"), a registered investment adviser and a wholly owned subsidiary of FMR Corp., is the beneficial owner of 6,648,800 Shares as a result of its serving as investment adviser to various registered investment companies (the "Funds"). Each of Edward C. Johnson III, Chairman of FMR Corp., FMR Corp., through its control of Fidelity Management & Research Company, and the Funds has sole power to dispose of such Shares owned by the Funds. Neither FMR Corp., nor Edward C. Johnson III has the sole power to vote or direct the voting of the Shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the Shares under written guidelines established by the Funds' Boards of Trustees. In addition to such 6,648,800 Shares, Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 271,000 Shares as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson III and FMR Corp., through its control of Fidelity Management Trust Company, have sole voting and dispositive power over such 271,000 Shares owned by the institutional account(s) as reported above. All information presented herein relating to FMR Corp. and Fidelity is based solely on the Schedule 13G filed by FMR Corp.

(12) As reported in the Schedule 13G (Amendment No. 1) dated January 28, 1997, filed by The Prudential Insurance Company of America ("Prudential"), Prudential may have direct or indirect voting and/or investment discretion over 5,161,696 Shares which are held for the benefit of Prudential's clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential is reporting the combined holdings of these entities for the purpose of administrative convenience. Prudential has shared voting and dispositive power with respect to 5,155,096 of such Shares and sole voting and dispositive power with respect to 6,600 of such Shares. All information presented herein relating to Prudential is based solely on the Schedule 13G filed by Prudential.

(13) As reported in the Schedule 13G dated March 7, 1996, filed by Cohen & Steers Capital Management ("Cohen & Steers"), Cohen & Steers has sole power to vote or direct the vote of 4,555,600 shares and sole power to dispose of or direct the disposition of 5,321,200 shares. All information presented herein relating to Cohen & Steers is based solely on the Schedule 13G filed by Cohen & Steers.

(14) Excludes James S. Wassel, who resigned from his position as an executive officer and employee of the General Partner in April 1997. As of April 28, 1997, Mr. Wassel was the beneficial owner of 2,908 Common Shares, including 2,000 Common Shares attributable to the vesting of options. In addition, this amount includes 908 Common Shares owned by Mr. Wassel at December 31, 1996 through participation in the Company's 401(k) Plan.

(15) The number of shares beneficially owned by the trust managers and executive officers as a group includes an aggregate of 5,576 Restricted Shares held by two executive officers other than Messrs. Lucas and Dean. Such Restricted Shares will vest in equal amounts during the next four years. Each such executive officer has sole voting power with respect to all Restricted Shares owned by him.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES

     The following table sets forth the annual and long-term compensation paid or awarded to the Company's chief executive officer and the four most highly compensated executive officers of the Company and the General Partner for the years ended December 31, 1996 and 1995, respectively. The Company was organized in February 1994, and, accordingly, did not pay any compensation to its executive officers for the years prior to 1994. As a result of the Company's UPREIT structure, no employees are compensated by the Company, but are compensated by the General Partner. The Company has not granted any stock appreciation rights ("SARs").

                                    TABLE 1

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                   -----------------------------------    -----------------------------------
                                                                                   AWARDS             PAYOUTS
                                                             OTHER        ------------------------    -------   ALL OTHER
                                                             ANNUAL       RESTRICTED    SECURITIES               COMPEN-
        NAME AND                                            COMPEN-         STOCK       UNDERLYING     LTIP      SATION
  PRINCIPAL POSITION(1)    YEAR    SALARY($)  BONUS($)     SATION($)      AWARDS($)     OPTIONS(#)    PAYOUTS    ($)(2)
  ---------------------    ----    ---------  ---------   ------------    ----------    ----------    -------   ---------
Gerald W. Haddock          1996     286,165   1,500,000          --              --     2,000,000(3)    --          960
  President and Chief      1995     200,000    125,000           --              --       250,000       --        1,005
  Executive Officer(4)     1994(5)  104,500     90,000           --              --       402,472       --          800
John C. Goff               1996     286,165   1,500,000          --              --     2,000,000(3)    --          960
  Vice Chairman of the     1995     200,000    125,000           --              --       250,000       --        1,005
  Board of Trust           1994(5)  104,500     90,000           --              --       641,904       --          800
  Managers(6)
Dallas E. Lucas            1996     141,300     81,000           --              --       120,000       --          960
  Senior Vice President    1995     131,250     52,500           --         250,007(7)     60,000(8)    --        1,005
  and Chief Financial      1994(5)   81,587     50,000           --              --        58,000(9)    --          625
  and Accounting Officer
David M. Dean              1996     141,300     81,000           --              --       120,000       --          960
  Senior Vice President,   1995     131,250     52,500           --         100,015(7)     60,000(8)    --        1,005
  Law, and Secretary       1994(5)   52,083     15,000           --              --        48,000(9)    --          521
James M. Eidson, Jr.       1996     138,740    331,000           --              --       210,000       --          960
  Senior Vice President,   1995     117,949    392,442      273,758(10)          --        60,000(8)    --           --
  Acquisitions             1994(5)   53,125         --           --              --            --       --           --

---------------

(1) Excludes James S. Wassel, who resigned from his position as an executive officer and employee of the General Partner in May 1997. For 1996, 1995 and 1994, Mr. Wassel's salary was $200,000, $200,000 and $143,950, respectively, and his bonus for each of such years was $110,000, $55,000 and $39,000, respectively. Had the Company been in existence during the entire period of 1994, Mr. Wassel's base salary would have been $200,000. In addition, the Company issued 1,196 Units valued at $16.75 (a total of $20,033) to Mr. Wassel in 1995 as non-cash bonus compensation. In 1994 and 1996, the Company granted Mr. Wassel options to purchase 10,000 and 60,000 Common Shares, respectively. The 10,000 options were granted in 1995 based on Mr. Wassel's performance in 1994.

(2) All amounts in this column represent matching contributions to the Crescent Real Estate Equities, Ltd. 401(k) Plan.

(3) The number of securities underlying options granted represent the number of Common Shares issuable following (i) exercise of Plan Options for Plan Units on a one-for-one basis and (ii) assuming shareholder approval of Exchange Rights for such Plan Units (see Proposal No. 2), the exchange of Plan Units for Common Shares on a one-for-two basis.

(4) Mr. Haddock served as President and Chief Operating Officer of the Company from the Company's inception in 1994 to December 19, 1996.

(5) Had the Company been in existence during the entire period of 1994, base salaries would have been $160,000, $160,000, $125,000, $125,000, and
     $85,000 for Messrs. Haddock, Goff, Lucas, Dean, and Eidson, respectively.

(6) Mr. Goff served as Chief Executive Officer of the Company from the Company's inception in 1994 to December 19, 1996.

(7) The Company issued 16,598 and 6,640 Restricted Shares on June 12, 1995 at a market price of $15.0625 and vest annually in equal one-fifth installments to Mr. Lucas and Mr. Dean, respectively. Dividends are paid on the Restricted Shares to the holder of the Restricted Shares.

(8) Represents shares underlying options granted in March 1996 based on individual's performance in 1995.

(9) Includes 8,000 shares underlying options granted in 1995 based on individual's performance in 1994.

(10) The Company issued 19,044 Units valued at $14.375 to Mr. Eidson as non-cash bonus compensation.

     The following table provides certain information regarding options granted to the named executive officers for the year ended December 31, 1996. The Company has not granted any SARs.

                                    TABLE 2

             OPTION/SAR GRANTS FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                                       POTENTIAL
                                                                                                  REALIZABLE VALUE AT
                                                                                                     ASSUMED ANNUAL
                                   NUMBER OF      % OF TOTAL                                         RATES OF STOCK
                                   SECURITIES      OPTIONS                                         PRICE APPRECIATION
                                   UNDERLYING     GRANTED TO       EXERCISE                         FOR OPTION TERM*
                                    OPTIONS      EMPLOYEES IN      OR BASE        EXPIRATION      --------------------
             NAME(1)               GRANTED(#)    FISCAL YEAR     PRICE($/SH.)        DATE            5%         10%
             -------               ----------    ------------    ------------    -------------    --------    --------
                                                                                                     (IN THOUSANDS)
Gerald W. Haddock................  2,000,000(2)      41.2%         $17.5625        July 2006       $22,090     $55,980
John C. Goff.....................  2,000,000(2)      41.2%         $17.5625        July 2006       $22,090     $55,980
Dallas E. Lucas..................    120,000(3)       2.5%         $21.8125      November 2006     $ 1,646     $ 4,172
David M. Dean....................    120,000(3)       2.5%         $21.8125      November 2006     $ 1,646     $ 4,172
James M. Eidson, Jr..............    210,000(4)       2.5%         $20.5982      July/November     $ 2,720(3)  $ 6,894(3)
                                                                                    2006(3)

---------------

 * Potential Realizable Value is the change in share price of securities underlying options granted, based on the assumed annual growth rates shown over their 10-year option term. For example, a 5% growth rate, compounded annually, for Mr. Haddock's grant results in a share price of $28.61 per share and a 10% growth rate, compounded annually, results in a share price of $45.55 per share. These potential realizable values are listed to comply with the regulations of the Securities and Exchange Commission (the "Commission"), and the Company cannot predict whether these values will be achieved. Actual gains, if any, on share option exercise are dependent on the future performance of the shares.

(1) Excludes James S. Wassel, who resigned from his position as an executive officer and employee of the General Partner in April 1997. For 1996, the Company granted options to purchase 60,000 Common Shares to Mr. Wassel, representing 1.2% of the total options granted to employees for 1996. The options have an exercise price of $21.8125 per Common Share and expire in November 1996. The "potential realizable value" of such options (see above note explaining the calculation thereof) at a 5% and 10% assumed annual rate of stock price appreciation for the option term is $823,000 and $2,086,000 respectively.

(2) The number of securities underlying options granted represent the number of Common Shares issuable following (i) exercise of Plan Options for Plan Units on a one-for-one basis and (ii) assuming shareholder approval of Exchange Rights for such Plan Units (see Proposal No. 2), the exchange of Plan Units for Common Shares on a one-for-two basis. Plan Options relating to 1,500,000 Common Shares vest in equal one-seventh installments on July 16, 1997, 1998, 1999, 2000, 2001, 2002 and 2003; Plan Options relating to 500,000 Common
    Shares vested on January 8, 1997.

(3) Vest in equal one-fifth installments on November 19, 1997, 1998, 1999, 2000 and 2001.

(4) Options relating to 150,000 Common Shares (i) vest in equal one-fifth installments on November 19, 1997, 1998, 1999, 2000 and 2001, (ii) have an expiration date of November 2006 and (iii) have a potential realizable value of $2,058,000 and $5,215,000 based on 5% and 10%, respectively, assumed annual rates of stock price appreciation for the option term. Options relating to the remaining 60,000 Common Shares (i) vest in equal one-fifth installments on July 16, 1997, 1998, 1999, 2000 and 2001, (ii) have an expiration date of July 2006 and (iii) have a potential realizable value of $662,000 and $1,679,000 based on 5% and 10%, respectively, assumed annual rates of stock price appreciation for the option term.

     The following table provides information about option exercises by the named executive officers in the last fiscal year and options held by each of them at December 31, 1996. The Company has not granted any SARs.

                                    TABLE 3

                       OPTION VALUES AT DECEMBER 31, 1996

                                                                          NUMBER OF SECURITIES
                                                                         UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                                               OPTIONS AT                IN-THE-MONEY OPTIONS
                                            SHARES                         FISCAL YEAR END(#)          AT FISCAL YEAR END($)(4)
                                          ACQUIRED ON      VALUE      ----------------------------    ---------------------------
                NAME(1)                   EXERCISE(#)   REALIZED($)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                -------                   -----------   -----------   -----------    -------------    -----------   -------------
                                                                                                            (IN THOUSANDS)
Gerald W. Haddock.......................      --            --           893,314(2)    1,759,158(3)     $ 9,543        $16,494
John C. Goff............................      --            --         1,052,936(2)    1,838,968(3)     $11,758        $17,602
Dallas E. Lucas.........................      --            --            34,933         203,067        $   484        $ 1,477
David M. Dean...........................      --            --            21,600         206,400        $   289        $ 1,513
James M. Eidson, Jr.....................      --            --                --         270,000             --        $ 1,824

---------------

(1) Excludes James S. Wassel, who resigned from his position as an executive officer and employee of the General Partner in April 1997. At December 31, 1996, Mr. Wassel held exercisable options to acquire 2,000 Common Shares, and unexercisable options to acquire 128,000 Common Shares. The value of the unexercised in-the-money options held by Mr. Wassel at December 31, 1996 was $27,000 for exercisable options and $683,000 for unexercisable options. Upon Mr. Wassel's resignation, all unexercisable options lapsed.

(2) The number of securities underlying exercisable but unexercised options includes 500,000 Common Shares. Such Common Shares may be issued following exercise of Plan Options for Plan Units on a one-for-one basis and, assuming shareholder approval of Exchange Rights for such Plan Units (see Proposal No. 2), the exchange of Plan Units for Common Shares on a one-for-two basis.

(3) The number of securities underlying unexercisable and unexercised options includes 1,500,000 Common Shares. Such Common Shares may be issued following vesting and exercise of Plan Options for Plan Units on a one-for-one basis and, assuming shareholder approval of Exchange Rights for such Plan Units (see Proposal No. 2), the exchange of Plan Units for Common Shares on a one-for-two basis.

(4) Market value of securities underlying in-the-money options based on the closing price of the Company's Common Shares on December 31, 1996 (the last trading day of the fiscal year) on the New York Stock Exchange of $26.375, minus exercise price.

EMPLOYMENT AGREEMENTS

     As part of the transactions in connection with the formation of the Company, the Operating Partnership assumed Employment Agreements between Rainwater, Inc., and each of John C. Goff and Gerald W. Haddock. The Employment Agreements for Messrs. Goff and Haddock provide that each of them shall receive minimum base compensation of $160,000 per annum. On July 1, 1995, the General Partner's Board of

Directors increased the salary for each of Messrs. Goff and Haddock to $240,000 per annum. On March 14, 1996, the General Partner's Board of Directors increased the salary for each of Messrs. Goff and Haddock to $300,000 per annum and, on March 2, 1997, to $400,000 per annum. The term of each of the Employment Agreements expires on April 15, 1998, subject to automatic renewal for one-year terms unless terminated by the Operating Partnership or Messrs. Goff or Haddock. Such Employment Agreements also require that Messrs. Goff and Haddock enter into the Noncompetition Agreements described below.

AGREEMENTS NOT TO COMPETE

     The Company is dependent on the services of Richard E. Rainwater, John C. Goff and Gerald W. Haddock. Messrs. Goff and Haddock are employees of the Company. Mr. Rainwater serves as Chairman of the Board of Trust Managers, but has no employment agreement with the Company and, therefore, is not obligated to remain with the Company for any specified term. In connection with the initial public offering of the Company's Common Shares in May 1994 (the "Initial Offering"), each of Messrs. Rainwater, Goff and Haddock entered into a Noncompetition Agreement with the Company that restricts him from engaging in certain real estate related activities during specified periods of time. The restrictions imposed by Mr. Rainwater's Noncompetition Agreement will terminate one year after the later to occur of (i) the date on which Mr. Rainwater ceases to serve as a trust manager of the Company and (ii) the date on which Mr. Rainwater's beneficial ownership of the Company (including Common Shares and Units) first represents less than a 2.5% ownership interest in the Company, but in no event earlier than May 5, 1997. The Noncompetition Agreements do not prohibit Messrs. Rainwater, Goff and Haddock from engaging in certain activities with respect to properties already owned or from making certain passive real estate investments. The restrictions imposed by Mr. Goff's and Mr. Haddock's Noncompetition Agreements will terminate one year after the subject individual first ceases to be a trust manager or an executive officer of the Company.

     In addition, each of Messrs. Rainwater, Goff and Haddock has agreed that, as long as his Noncompetition Agreement remains in effect, real estate investment opportunities that are presented to him will be offered to the Company and that, if the Company elects not to make any investment offered to it by any of them, neither the party who offered such investment opportunity to the Company nor his controlled affiliates will participate in the investment.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers, trust managers and persons who own more than 10% of the Company's Common Shares to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Commission and the New York Stock Exchange. Such officers, trust managers and 10% holders are also required by the Commission rules to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that all
Section 16(a) filing requirements applicable to its officers, trust managers and 10% shareholders were complied with during the fiscal year ended December 31, 1996.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee is comprised of Messrs. Meyerson and Rowsey. Members of the Executive Compensation Committee are selected by a majority of the full Board of Trust Managers.

     Compensation Philosophy and Objectives. The Executive Compensation Committee of the Company determines the compensation for the Company's executive officers and administers the stock incentive and other compensation plans adopted by the Company. In addition, the Executive Compensation Committee, acting for the Company in its capacity as the sole stockholder of the General Partner, reviews and ratifies, where appropriate, decisions of the board of directors of the General Partner with respect to the compensation of the executive officers of the General Partner and Operating Partnership.

     The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include enhancing shareholder value, maximizing financial performance, preserving a strong financial posture, increasing the Company's assets and positioning its assets and business in geographic markets offering long-term growth opportunities. The accomplishment of these objectives is measured against the conditions characterizing the industry within which the Company and the Operating Partnership operate. In implementing the Company's compensation program, it generally is the policy of the Executive Compensation Committee to seek to qualify executive compensation for deductibility by the Company for purposes of Section 162(m) of the Internal Revenue Code to the extent that such policy is consistent with the Company's overall objectives and executive compensation policy.

     Executive Officer Compensation. In addition to their regular salary, the executive officers of the General Partner may be compensated in the form of cash bonus awards and restricted stock grants and stock options under the Amended 1995 Plan. Executive officers of the General Partner are eligible to participate, on the same basis as other employees, in the employer matching provision of the Profit Sharing Plan and Trust established by the General Partner Savings Plan, whereby employees may save for their future retirement on a tax-deferred basis through the Section 401(k) savings feature of the plan with the Company contributing an additional percentage of the amount saved by each employee. Such executive officers are also eligible to participate in the other employee benefit and welfare plans maintained by the General Partner on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans.

     Performance of the Company and the Operating Partnership was a key consideration in the deliberations of the Executive Compensation Committee regarding executive compensation for 1996. The Executive Compensation Committee recognizes that share price is one measure of performance, but also that other factors, including industry business conditions and the Company's success in achieving short term and long term goals and objectives, must be evaluated in arriving at a meaningful analysis of performance. Accordingly, the Executive Compensation Committee also gave consideration to the Company's achievement of specified business objectives when reviewing 1996 executive officer compensation. An additional objective of the Executive Compensation Committee has been to reward executive officers with equity compensation in addition to salary in keeping with the Company's overall compensation philosophy of placing equity in the hands of its employees in an effort to further instill shareholder considerations and values in the actions of all employees and executive officers.

     Base Salary. The 1996 base annual salaries of the Vice Chairman of the Board of Trust Managers (the "Vice Chairman") and the President and Chief Executive Officer (the "CEO") were based upon employment contracts between such officers and the Operating Partnership. In March 1996, the General Partner approved, and the Board of Trust Managers of the Company ratified, an increase from the $240,000 annual salary provided in each such contract to $300,000 per annum for each of the Vice Chairman and CEO. These employment agreements, which provide for bonuses to be determined by the board of directors of the General Partner, expire in April 1998, subject to automatic renewal for successive one-year periods unless terminated by the Operating Partnership or Messrs. Goff and Haddock. The 1996 compensation paid to the other executive officers of the General Partner was based upon a salary structure established at the time of the Initial Offering, and administered for consistency for each position relative to its authority and responsibility and in comparison to industry peers.

     Annual Incentive. The General Partner made cash bonus awards during 1996 to its executive officers and other key personnel in recognition of the Company's strong performance within its industry and increased return to shareholders, as well as the substantial personal contributions to the aggressive acquisition strategies of the Operating Partnership. Both of these developments have a significant impact on the Company's profitability and long-term performance. For a discussion of bonuses paid to the Vice Chairman and CEO, see "Vice Chairman and CEO Compensation," below.

     Long-Term Incentive. Stock Options and the Plan Options were used in 1996 to reward and incentivize executive officers and other key personnel and to retain them through the potential of capital gains and equity buildup in the Company. The number of Options granted was determined by the Executive Compensation Committee based upon its evaluation of performance criteria mentioned above, along with the Executive Compensation Committee's subjective evaluation of each executive's ability to influence the Company's long term growth and profitability. All Options (including the Plan Options) were issued at the current market price of the Company's Common Shares on the date of grant. Because the value of the Option should, over time, bear a direct relationship to the Company's share price, the Executive Compensation Committee believes the award of Options represents an effective incentive to create value for the shareholders. During 1996, the Executive Compensation Committee granted Options to purchase 637,500 Common Shares to nine persons who currently serve as officers of the Company, the General Partner, or both, and granted the Plan Options to acquire 1,000,000 Plan Units to each of the Vice Chairman and CEO, as discussed in more detail in Proposal No. 2 and "Vice Chairman and CEO Compensation," below.

     Vice Chairman and CEO Compensation. On March 2, 1997, the Executive Compensation Committee and the Board of Trust Managers approved and ratified the authorization by the General Partner of the Operating Partnership of cash bonuses in the amount of $1,500,000 to each of the Vice Chairman and CEO. In approving such bonuses, the Executive Compensation Committee gave substantial weight to the critical contributions made by the Vice Chairman and CEO to the development and execution of the Company's aggressive acquisition program and the impact of the acquisition program on shareholder value. The Company has completed over $1.5 billion in acquisitions since the Initial Offering in 1994 and has increased its quarterly distributions by approximately 31.9% since the Initial Offering. The Executive Compensation Committee also noted that the stock price has increased from $12.50 per share since the Initial Offering to $27.375 at the time of the approval of the bonuses on March 2, 1997. The Company's stock price increased by over 54% during 1996, a rate of increase substantially in excess of the peer group. Further, total return to shareholders (consisting of appreciation in share price and distributions paid) increased by 134% from the Initial Offering through December 31, 1996. The Executive Compensation Committee also considered the amount and nature of compensation paid to similarly situated executives at other major office REITs and at other companies in the Dallas-Fort Worth area. The Executive Compensation Committee concluded that the base salary and bonuses paid to the Vice Chairman and CEO in 1994 and 1995 were low relative to those paid to other REIT executives and determined that an increase was appropriate for 1996.

     On July 16, 1996, the Executive Compensation Committee and the Board of Trust Managers of the Company approved and ratified the adoption by the General Partner of the Unit Plan and the grant to each of the Vice Chairman and CEO of Plan Options to acquire 1,000,000 Plan Units, as more fully described in Proposal No. 2 above. The Executive Compensation Committee believes that the exercise price, vesting provisions and other terms of the Plan Options provide a strong link between the future value of the Plan Options and the long-term value of the Common Shares, which will provide further incentives for the Vice Chairman and CEO to establish financial and operational objectives designed to further increase the value of the Company.

                                          EXECUTIVE COMPENSATION COMMITTEE

                                          Morton H. Meyerson
                                          Paul E. Rowsey, III

PERFORMANCE GRAPH

     The following line graph sets forth a comparison of the percentage change in the cumulative total shareholder return on the Company's Common Shares compared to the cumulative total return of the Company's Peer Group, the S&P 500 Index and SNL Securities LP Office REITs Index for the period April 28, 1994, the date on which trading of the Company's Common Shares commenced, through December 31, 1996. The graph assumes an investment of $100 on April 28, 1994, a reinvestment of dividends and actual increase of the market value of the Common Shares relative to an initial investment of $100.

                               CRESCENT REAL                   SNL SECURITIES
     MEASUREMENT PERIOD       ESTATE EQUITIES                    LP OFFICE      COMPANY PEER
   (FISCAL YEAR COVERED)          COMPANY      S&P 500 INDEX    REITS INDEX        GROUP
4/28/94                                   100             100             100             100
12/31/94                                  115             105             105             110
6/30/95                                   135             125             120             120
12/31/95                                  151             145             148             140
6/30/96                                   170             155             163             148
12/31/96                                  248             177             220             198

                              CERTAIN TRANSACTIONS

     At the end of 1996, the Company owned four hotel properties, Hyatt Regency Beaver Creek, Denver Marriott City Center, Hyatt Regency Albuquerque and Sonoma Mission Inn & Spa, and two destination health and fitness resorts, Canyon Ranch-Tucson and Canyon Ranch-Lenox (collectively, the "Hotel Properties"). The Company has leased each of the Hotel Properties to independent companies (the "Hotel Lessees") pursuant to six separate leases. The independent companies are owned 4.5% by each of John C. Goff and Gerald W. Haddock, each of whom is an officer and trust manager of the Company, and 91% by the Hotel Lessees' asset managers. Under the leases, each having a term of 10 years, the Hotel Lessees have assumed the rights and obligations of the property owner under the management agreement with the hotel operators, as well as the obligation to pay all property taxes and other charges against the property. As part of each of the lease agreements for five of the Hotel Properties, the Company has agreed to fund all capital expenditures relating to furniture, fixtures and equipment reserves required under the applicable management agreements. The only exception is Canyon Ranch-Tucson, in which the Hotel Lessee of such property owns all furniture, fixtures and equipment associated with the property and will fund all related capital expenditures. Each of the leases provides for the payment by the respective Hotel Lessee of (i) base rent, with periodic rent increases, (ii) percentage rent based on a percentage of gross room revenues above a specified amount and (iii) a percentage of gross food and beverage revenues above a specified amount. Under the leases, the Hotel Lessees paid an aggregate of $15,881,117 in rent to the Company during 1996.

     In July 1996, the Company acquired Canyon Ranch-Tucson and in December 1996, the Company acquired Canyon Ranch-Lenox for purchase prices of approximately $57,000,000 and $30,000,000, respectively. Melvin Zuckerman, who became a trust manager of the Company in November 1996, was the principal shareholder of the corporation (the "Seller") which owned Canyon Ranch-Tucson and which was the general partner of the partnership that owned Canyon Ranch-Lenox prior to the sale to the Company. Of the approximately $57,000,000 paid by the Company for Canyon Ranch-Tucson, approximately $27,000,000 was paid through the issuance of Units to the Seller. Each of the purchase prices for the acquisitions was determined as the result of negotiations between the Seller and the Chief Executive Officer of the Company.

     In July 1996, the Company also obtained from the Seller an option to acquire up to 30% of a management company to be formed by the Seller. The management company will have all rights to develop and manage new Canyon Ranch resorts, both within the United States and internationally, and to use and sublicense the Canyon Ranch name and trademarks. The Company must exercise the option on or before July 26, 1997, either in full or in three increments, for an aggregate maximum of $6,000,000, which amount was determined as the result of negotiations between the Seller and the Chief Executive Officer of the Company.

     Effective March 14, 1996 and July 16, 1996, the Company loaned to each of Morton M. Meyerson and Anthony M. Frank, independent directors of the Company, $187,425 on a recourse basis, pursuant to a plan approved by the Board of Trust Managers for all holders of options under the 1994 Crescent Real Estate Equities, Inc. Stock Incentive Plan (the "1994 Plan") and the Amended 1995 Plan. Each of Messrs. Meyerson and Frank used the proceeds of the loan, together with $75.00 in cash, to acquire 15,000 Common Shares pursuant to the exercise of 15,000 options that were granted to Messrs. Meyerson and Frank on May 5, 1994 under the 1994 Plan. Each of the loans bears interest at a fixed annual rate equal to the dividend yield on the Common Shares as of March 14, 1996 (for Mr. Meyerson's loan) and July 16, 1996 (for Mr. Frank's loan), the effective date of the applicable loan. Each loan is payable, interest only, on a quarterly basis from dividends paid with respect to such 7,500 Common Shares, with a final payment of all accrued and unpaid interest plus the entire original principal balance due on March 14, 2001 (for Mr. Meyerson's loan) and July 16, 2001 (for Mr. Frank's loan). Mr. Meyerson's loan is secured by 15,000 Units owned by Mr. Meyerson, and Mr. Frank's loan is secured by 15,000 Common Shares owned by Mr. Frank. In addition, effective March 14, 1997, the Company loaned Mr. Meyerson $45,311 on a recourse basis, and Mr. Meyerson used the proceeds of the loan, together with $14.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 options that were granted to Mr. Meyerson on April 14, 1996 under the Amended 1995 Plan. The loan bears interest at a fixed annual rate equal to the dividend yield on the Common Shares as of March 14, 1997, is secured by the 2,800 Common Shares, and is payable, interest only, on a quarterly basis from distributions paid with respect to such 2,800 Common Shares, with a final payment of all accrued and unpaid interest plus the entire original principal balance due on March 14, 2002.

     Effective in April 1996, the Company purchased 1,187,906 shares of the Series B Non-Voting Participating Convertible Preferred Stock of Fresh Choice, Inc. ("Fresh Choice"), a chain of upscale casual restaurants, for a total of approximately $5,500,000 ($4.63 per share). Mr. Rainwater is currently the holder of approximately 9% of the voting common stock of Fresh Choice. The Company also has the option to purchase up to an additional 593,953 shares of the Series C Participating Non-Voting Convertible Preferred Stock at a price of $6.00 per share for a period of three years following the closing of the initial purchase of preferred stock. The Series B preferred stock is senior to the common stock of Fresh Choice and all other preferred stock of Fresh Choice. The Series B preferred stock also is convertible into shares of the common stock of Fresh Choice on a one-for-one basis (and, under certain conditions relating to the earnings of Fresh Choice, may be convertible into another class of preferred stock entitled to elect one-half of the directors of Fresh Choice), provided that, in order to preserve the Company's REIT status, conversion is not permitted if it would cause the Company to be treated as the owner of more than 10% of the outstanding voting securities of Fresh Choice for federal income tax purposes. In addition, the Company will have the option until 2006 to purchase all of Mr. Rainwater's stock in Fresh Choice for $7.34 per share, which represents the cost of such shares to Mr. Rainwater plus Mr. Rainwater's costs associated with the acquisition of such stock and his cost of capital to hold such stock at the rate of LIBOR plus 50 basis points, adjusted on a quarterly basis. As compensation for services rendered in connection with the Fresh Choice investment, the Company also assigned 80,000 of the $6.00 options to Rainwater, Inc.

     On January 29, 1997, the Company entered into an agreement to acquire, for an aggregate purchase price of approximately $400,000,000, approximately 90 behavioral healthcare facilities (the "Facilities") owned and operated by a subsidiary of Magellan Health Services, Inc. ("Magellan") and warrants to purchase shares of

Magellan's common stock. The purchase price was determined as the result of negotiations between the Vice Chairman and the Chief Executive Officer of the Company and Magellan. The warrants will permit the Company to purchase up to 1,283,311 shares of common stock of Magellan, at an exercise price of $30.00 per share, with such warrants exercisable, in increments, during the period from May 1998 through May 2009. In connection with the transaction, a new corporation ("Crescent Affiliate") will be formed by the Company (through a spin-off of shares of Crescent Affiliate to all shareholders of the Company and limited partners of the Operating Partnership at the time of the spin-off). It is anticipated that Messrs. Rainwater, Goff and Haddock will be directors of Crescent Affiliate and will serve as executive officers of Crescent Affiliate (in the same capacities as for the Company). Crescent Affiliate and Magellan will form a new limited liability company ("CBHS") to operate the Facilities. Crescent Affiliate and Magellan each will have a 50% interest in CBHS, subject to dilution of up to 5% each in connection with future incentive compensation of management of CBHS. CBHS will lease the Facilities from the Company pursuant to a triple-net lease with an initial 12-year term (subject to four, five-year renewal options) for annual minimum rent of $40,000,000, increasing annually at a 5% compounded annual rate.

     Messrs. Rainwater, Goff and Haddock and Mr. Rainwater's children own shares of Magellan common stock and warrants to acquire Magellan common stock. Mr. Rainwater, either directly or indirectly, owns approximately 2,475,000 shares, and warrants to acquire 1,237,500 shares, of Magellan common stock. Mr. Rainwater's children, either directly or indirectly, own approximately 320,000 shares, and warrants to acquire 160,000 shares, of Magellan common stock. Messrs. Goff and Haddock each own, directly or indirectly, approximately 57,000 shares, and warrants to acquire 28,500 shares, of Magellan common stock. These warrants entitle the warrant holders to purchase, at any time until the January 25, 2000 expiration date, shares of Magellan common stock at a purchase price of $26.15 per share.

     Darla D. Moore is married to Mr. Rainwater and is a director of Magellan. As part of the arrangements pursuant to which Mr. Rainwater acquired securities of Magellan, an affiliate of Mr. Rainwater has the right to designate a nominee acceptable to Magellan for election as a director of Magellan for so long as Mr. Rainwater and his affiliates continue to own beneficially a specified minimum number of shares of Magellan common stock. Mr. Rainwater's affiliate proposed Ms. Moore as its nominee for director, and Ms. Moore was elected a director by the Magellan Board on February 22, 1996.

     Management believes that the foregoing transactions are on terms no less favorable than those that could have been obtained in comparable transactions with unaffiliated parties.

                  SHAREHOLDER PROPOSALS AT THE COMPANY'S 1998
                         ANNUAL MEETING OF SHAREHOLDERS

     Shareholders who intend to submit proposals for consideration at the Company's 1998 annual meeting of shareholders must submit such proposals to the Company no later than December 31, 1997, in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board of Trust Managers in connection with that meeting. Shareholder proposals should be submitted to David M. Dean, 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

     The Company's 1996 Annual Report to Shareholders for the year ended December 31, 1996 was mailed to shareholders on April 22, 1997. This Proxy Statement and the form of proxy will be mailed to shareholders on or about May
  , 1997. The principal executive offices of the Company are located at 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

     The information concerning the Company's consolidated and combined financial statements, selected financial data and management's discussion and analysis of financial condition and results of operations is incorporated by reference to the Company's Annual Report.

PROXY

                     CRESCENT REAL ESTATE EQUITIES COMPANY
                    Proxy for Annual Meeting of Shareholders
                                  June 9, 1997

               This Proxy is solicited by the Board of Directors.


        The undersigned hereby appoints John C. Goff and Gerald W. Haddock, and each of them, as proxies, with power of substitution in each, to vote all common shares of beneficial interest of Crescent Real Estate Equities Company (the "Company") which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held on June 9, 1997, at 10:00 a.m. Eastern Daylight Savings time, and at any adjournment thereof, on all matters set forth in the Notice of Annual Meeting and Proxy Statement, dated May , 1997, a copy of which has been received by the undersigned, as follows:

        1. To elect three (3) Trust Managers to serve three (3) year terms and one (1) Trust Manager to serve a two (2) year term.

                [ ] GRANT AUTHORITY to vote for all nominees listed below (except as marked to the contrary below).

                [ ]   WITHHOLD AUTHORITY to vote for all nominees listed below.

                      Anthony M. Frank, William F. Quinn, Richard E. Rainwater (Three-Year Terms); Melvin Zuckerman (Two-Year Term)

        INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


                ______________________________________________________

        2. To consider and vote upon the proposal to approve the right of the Vice Chairman of the Board of Trust Managers and the President and Chief Executive Officer of the Company, upon the vesting and exercise of previously granted options to purchase units of ownership interest in the Company's operating partnership, to exchange such units for common shares of beneficial interest of the Company, par value $.01 per share, on a one-for-two basis or, at the election of the Company, an equivalent amount of cash.

                [ ]   FOR        [ ]   AGAINST        [ ]   ABSTAIN

        3. To approve the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997.

                [ ]   FOR        [ ]   AGAINST        [ ]   ABSTAIN


        4.      OTHER MATTERS.

                GRANT AUTHORITY upon such other matters as may come before the meeting as they determine to be in the best interest of the Company.

                [ ]   FOR        [ ]   AGAINST        [ ]   ABSTAIN



        THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" EACH OF THE MATTERS STATED.

                                                Dated: ________________ , 1997

                                                ------------------------------

                                                ------------------------------
                                                Signature(s) of Shareholder(s)


IMPORTANT: PLEASE MARK THIS PROXY, DATE, SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) AND RETURN IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF SHARES ARE HELD JOINTLY, SIGNATURE SHOULD INCLUDE BOTH NAMES. TRUSTEES AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD ALSO INDICATE.